EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-45949, 333-68855, 333-77111, 333-73240, 333-86796 and 333-115426 of PMA Capital Corporation on Form S-8 and Registration Statement No. 333-84764 of PMA Capital Corporation on Form S-3 of our reports dated March 16, 2005, relating to the consolidated financial statements and financial statement schedules of PMA Capital Corporation, appearing in this Annual Report on Form 10-K of PMA Capital Corporation for the year ended December 31, 2006.

We also hereby consent to the incorporation by reference in the above Registration Statements of our reports dated June 10, 2005 relating to the consolidated financial statements of PMA Capital Insurance Company and the financial statements of Pennsylvania Manufacturers’ Association Insurance Company, which also appear in this Form 10-K.

/s/ DELOITTE & TOUCHE LLP
Philadelphia, PA
March 13, 2007